UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2014

HYDROPHI TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-55050	27-2880472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRA Employer Identification No.)

3404 Oakcliff Road, Suite C6 Doraville, GA	30340
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 974-9910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Directors

Mr. Mark Robinson was appointed as a director on April 29, 2014. He founded The Energy Grid (Mark Robinson d/b/a The Energy Grid) on Feb 6, 2002 in New Hampshire, which provides strategic marketing consulting in areas such as market development, web development, and search engine optimization. He also founded in 2001 HandicappedPets, Inc, which manufactures, markets, and distributes products for disabled animals and has been its president to date. From May 1, 2003 to Dec 1, 2007, he served as Vice President of Sales and Marketing of Nextek Power Systems, Inc. of Hauppauge, NY, a renewable energy technology company. Prior to that, he consulted at Beacon Power, LLC, a manufacturer of flywheels, a battery alternative. From May 1, 2000 to Oct 1, 2002, he served as Director of Customer Service and Information Systems at Advanced Energy Industries, Inc.. He founded and was president of both Computer Empowerment Seminars and Computer and Network Services, Inc, in Peterborough, NH.  Mr. Robinson was appointed a director because of his extensive background in renewable energy companies and marketing expertise.

Mr. Robinson will be awarded options to purchase up to 1,000,000 shares of the Company’s common stock at exercise price equal to the closing price of the Company’s common stock on the date of grant, which was $0.12. The options will vest in one have on each of the first and second anniversaries of his appointment as a director, so long as he is in service to the board, and the option expires on the fifth anniversary of his appointment. The options are granted under the 2014 Non-Qualified Performance Equity Plan.

Mr. Reid Meyer was appointed a director on April 29, 2014.  Mr. Meyer has been the Chief Operating Officer of our subsidiary, Hydro Phi Technologies, Inc. (“Hydro Phi”) since July 2012, and before that he was the Vice President of Global Services and Supply Chain of Hydro Phi from January 2011 to July 2012.  Mr. Meyer has extensive experience in international operations, global manufacturing and supply-chain management experience. Mr. Meyer sold a portfolio of patents and processes to JM Clipper (formerly Johns Manville) in 1996, where Mr. Meyer later served as a member of the senior management team. In 2005, he went to work with Graftech International, Inc. where he worked in Business Development for the fuel cell technology company until 2006. In November 2006 he became Vice President of Leader Global Technologies, Inc, a manufacturer for chemical, power generation, and automotive markets globally, until January 2011.  Mr. Meyer was appointed a director because of his prior operational experience with the company and his expertise in manufacturing and management, and technological background.

Mr. Meyer will be awarded options to purchase up to 1,000,000 shares of the Company’s common stock at exercise price equal to the closing price of the Company’s common stock on the date of grant, which was $0.12. The options will vest in one have on each of the first and second anniversaries of his appointment as a director, so long as he is in service to the board, and the option expires on the fifth anniversary of his appointment. The options are granted under the 2014 Non-Qualified Performance Equity Plan.

Increase in Size of Board

In connection with the appointment of Messrs. Robinson and Meyer, the number of directors of the board of directors was expanded to be three persons.

2014 Non-Qualified Performance Equity Award Plan

On April 29, 2014, the Board of Directors adopted the 2014 Non-Qualified Performance Equity Award Plan (“Plan”). The Plan provides for awards of non-qualified stock options, restricted stock and other equity based awards, with a maximum limit of 5,000,000 shares of common stock allocated to the Plan. Award shares that are not used will be available for re-grant. The maximum award is limited to 1,250,000 shares.  The Plan provides for a term of 20 years, but awards may not be granted after the 10th anniversary of the effective date of the Plan.  The plan does not require and the Company will not obtain shareholder approval of the plan.  To the extent required, for example for stock options, the exercise price or other award price will be the fair market value of a share of stock on the date of grant.

Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company.  An award may be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its subsidiaries.

The Plan will be administered by the board or a committee, and the board or committee has the power to set the terms of individual awards, subject to the Plan limitations and purposes. The Plan has provision for early termination of an award, such as in the case of a termination of employment or disability, and events such as a change of control. The Plan is an unfunded plan.

The Plan is attached as an exhibit hereto.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

10.1

Form of 2014 Non-Qualified Equity Performance Award Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HydroPhi Technologies Group, Inc.

Date: May 1, 2014	By:	/s/ Roger M. Slotkin
Roger M. Slotkin
Chief Executive Officer